Exhibit 99.1
Leidos Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2023 Results

• Revenues: $4.0 billion for fourth quarter (up 8% year-over-year); $15.4 billion for the year (up 7% year-over-year)
• Diluted Earnings per Share: $1.66 for fourth quarter (up 30% year-over-year); $1.44 for the year (down 71% year-over-year)
• Non-GAAP Diluted Earnings per Share: $1.99 for fourth quarter (up 9% year-over-year); $7.30 for the year (up 11% year-over-year)
• Cash Flows from Operations: $304 million for fourth quarter; $1.2 billion for the year
• Initial FY24 guidance reflects financial performance consistent with 2021 Investor Day targets

RESTON, Va., February 13, 2024 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® innovation company, today reported financial results for the fourth quarter and fiscal year 2023.
Tom Bell, Leidos Chief Executive Officer, commented: "With a strong finish to the year, Leidos delivered on all of its financial commitments. Record top- and bottom-line performance enabled us to exceed the high end of the guidance ranges that we set last quarter for all metrics. Our financial performance over the last three quarters demonstrates how strongly the team has enhanced its focus on cost controls and cash generation and committed to a “promises made, promises kept” culture. 2024 is going to be another busy and exciting year for Leidos, as we capitalize on our leaner, more focused organizational structure and chart our path to our second decade of growth."
Summary Operating Results

(in millions, except margin and per share data)	Three Months Ended		Year Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Revenues	$3,980	$3,697	$15,438	$14,396
Net income	$230	$180	$208	$693
Net income margin	5.8%	4.9%	1.3%	4.8%
Diluted earnings per share (EPS)	$1.66	$1.28	$1.44	$4.96

Non-GAAP Measures*:
Adjusted EBITDA	$452	$397	$1,669	$1,493
Adjusted EBITDA margin	11.4%	10.7%	10.8%	10.4%
Non-GAAP diluted EPS	$1.99	$1.83	$7.30	$6.60

*Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants in our debt agreements. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Revenues were $3.98 billion for the quarter and $15.44 billion for the year, up 8% and 7% over the comparable 2022 periods, respectively. For the quarter and the year, revenues grew year-over-year due to increased demand across all customer segments, especially within the Health segment.

For the quarter, net income was $230 million, or $1.66 per diluted share, up 28% and 30%, respectively, compared to the fourth quarter of fiscal year 2022. Net income margin was 5.8%, up 90 basis points year-over-year. Adjusted EBITDA was $452 million (11.4% margin), up 14% over the fourth quarter of 2022. Non-GAAP net income was $276 million, which generated non-GAAP diluted EPS of $1.99. Non-GAAP net income was up 8%, and non-GAAP diluted EPS was up 9% compared to the fourth quarter of fiscal year 2022.
For the year, net income was $208 million, or $1.44 per diluted share. Net income and diluted EPS were down 70% and 71%, respectively, compared to fiscal year 2022. Net income margin for the year decreased to 1.3% from 4.8% in fiscal year 2022, primarily as a result of pre-tax impairment and restructuring charges of $699 million mainly associated with the Security Enterprise Solutions (SES) reporting unit recorded in the third quarter of fiscal year 2023. Adjusted EBITDA was $1.67 billion (10.8% margin), up 12% over fiscal year 2022. Non-GAAP net income was $1.02 billion, which generated non-GAAP diluted EPS of $7.30. Non-GAAP net income and non-GAAP diluted EPS were both up 11% compared to fiscal year 2022.
The primary drivers of increased earnings for the quarter and the year were improved program execution and reduced indirect spending across the company as well as increased volumes and higher incentive awards in the medical examination business.
Cash Flow Summary
In the fourth quarter, Leidos generated $304 million of net cash provided by operating activities and used $76 million in investing activities and $245 million in financing activities. Net cash provided by operating activities benefited from strong collections and working capital management, partially offset by higher cash tax payments. Days Sales Outstanding (DSO) for the quarter was 56, a 1-day improvement from the third quarter of 2023 and a 2-day improvement from the fourth quarter of fiscal year 2022.
Investing activities consisted primarily of $78 million in property, equipment and software payments, which resulted in quarterly free cash flow of $226 million. Financing activities were driven by $253 million returned to shareholders, including $202 million in share repurchases and $51 million as part of a regular quarterly cash dividend program.
For the year net cash provided by operating activities was $1.17 billion and free cash flow was $958 million. For the year Leidos used $211 million in investing activities and $715 million in financing activities. As of December 29, 2023, the Company had $777 million in cash and cash equivalents and $4.7 billion in debt.
On February 8, 2024, the Leidos Board of Directors declared that Leidos will pay a cash dividend of $0.38 per share on March 28, 2024, to stockholders of record at the close of business on March 15, 2024.
New Business Awards
Net bookings totaled $2.8 billion in the fourth quarter of fiscal year 2023 and $16.5 billion for fiscal year 2023, representing book-to-bill ratios of 0.7 and 1.1, respectively. As a result, backlog at the end of fiscal year 2023 was $37.0 billion, of which $8.8 billion was funded.
Forward Guidance
Leidos is initiating fiscal year 2024 guidance as specified in the table below.

Measure	FY24 Guidance
Revenues (billions)	$15.7 - $16.1
Adjusted EBITDA Margin	Mid-to-High 10%
Non-GAAP Diluted EPS	$7.50 - $7.90
Cash Flows Provided by Operating Activities (billions)	approximately $1.1
Fiscal year 2024 guidance for cash flows provided by operating activities reflects approximately $60 million of cash tax payments related to the Tax Cuts and Jobs Act of 2017 provision requiring the capitalization and amortization of research and development costs that went into effect on January 1, 2022. The actual impact on cash flows provided by operating activities will depend on the amount of research and development costs Leidos will incur, whether Congress modifies or repeals this provision and whether new guidance and interpretive rules are issued by the US Treasury, among other factors.

For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income margin or diluted EPS, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income margin, diluted EPS or net income attributable to Leidos shareholders at this time. The amounts of these deductions may be material and, therefore, could result in projected net income margin, net income attributable to Leidos shareholders and diluted EPS being materially less than projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on February 13, 2024. Analysts and institutional investors may participate via telephone by following the link to the registration form (https://register.vevent.com/register/BIb6b1a440f1f947129e4e1d6e203859f3).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com). An archived version of the webcast will be available on the Leidos Investor Relations website until February 13, 2025.
About Leidos
Leidos is a Fortune 500® innovation company rapidly addressing the world’s most vexing challenges in national security and health. The company's global workforce of 47,000 collaborates to create smarter technology solutions for customers in heavily regulated industries. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $15.4 billion for the fiscal year ended December 29, 2023. For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth, strategy and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and the ongoing Continuing Resolution, uncertainties in tax due to new tax legislation or other regulatory developments, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, delays in the U.S. government budget process or a government shutdown, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession; uncertainties in tax due to new tax legislation or other regulatory developments; deterioration of economic conditions or weakening in credit or capital markets; uncertainty in the consequences of current and future geopolitical events; inflationary pressures and fluctuations in interest rates; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices, including its organizational conflict of interest rules; increased preference by the U.S. government for minority-owned, small and small disadvantaged businesses; fluctuations in foreign currency exchange rates; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to respond rapidly to emerging technology trends, including the use of artificial intelligence; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; the effects an epidemic, pandemic or similar outbreaks may have on our business, financial position, results of operations and/or cash flows; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer, disposal and other processing, technology protection and personal information; the damage and disruption to our business resulting from natural disasters and the effects of climate change; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims, including cybersecurity attacks; our ability to manage risks associated with our international business; our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare or increase future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.
These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.

All information in this release is as of February 13, 2024. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Revenues	$3,980	$3,697	$15,438	$14,396
Cost of revenues	3,385	3,176	13,194	12,312
Selling, general and administrative expenses	233	221	942	951
Acquisition, integration and restructuring costs	10	5	24	17
Goodwill impairment charges	(3)	—	596	—
Asset impairment charges	3	37	91	40
Equity earnings of non-consolidated subsidiaries	(9)	(7)	(30)	(12)
Operating income	361	265	621	1,088
Non-operating expense:
Interest expense, net	(49)	(51)	(212)	(199)
Other (expense) income, net	(2)	4	(6)	(3)
Income before income taxes	310	218	403	886
Income tax expense	(80)	(38)	(195)	(193)
Net income	230	180	208	693
Less: net income attributable to non-controlling interest	1	3	9	8
Net income attributable to Leidos common stockholders	$229	$177	$199	$685
Earnings per share:
Basic	$1.67	$1.29	$1.45	$5.00
Diluted	1.66	1.28	1.44	4.96
Weighted average number of common shares outstanding:
Basic	137	137	137	137
Diluted	138	138	138	138

Cash dividends declared per share	$0.38	$0.36	$1.46	$1.44

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share data)

	December 29, 2023	December 30, 2022
ASSETS
Cash and cash equivalents	$777	$516
Receivables, net	2,429	2,350
Inventory, net	310	287
Other current assets	489	490
Total current assets	4,005	3,643
Property, plant and equipment, net	961	847
Intangible assets, net	667	952
Goodwill	6,112	6,696
Operating lease right-of-use assets, net	512	545
Other long-term assets	438	388
Total assets	$12,695	$13,071

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$2,277	$2,254
Accrued payroll and employee benefits	695	701
Short-term debt and current portion of long-term debt	18	992
Total current liabilities	2,990	3,947
Long-term debt, net of current portion	4,664	3,928
Operating lease liabilities	516	570
Deferred tax liabilities	3	40
Other long-term liabilities	264	233
Total liabilities	8,437	8,718

Stockholders’ equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized, 135,766,419 and 136,926,990 shares issued and outstanding at December 29, 2023 and December 30, 2022, respectively	—	—
Additional paid-in capital	1,885	2,005
Retained earnings	2,364	2,367
Accumulated other comprehensive loss	(48)	(73)
Total Leidos stockholders’ equity	4,201	4,299
Non-controlling interest	57	54
Total stockholders' equity	4,258	4,353
Total liabilities and stockholders' equity	$12,695	$13,071

LEIDOS HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Year Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Cash flows from operations:
Net income	$230	$180	$208	$693
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	83	84	331	333
Stock-based compensation	20	20	77	73
Goodwill impairment charges	(3)	—	596	—
Asset impairment charges	3	37	91	40
Deferred income taxes	83	10	(109)	(211)
Other	3	5	28	26
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	44	(35)	(65)	(174)
Other current assets and other long-term assets	(1)	28	140	160
Accounts payable and accrued liabilities and other long-term liabilities	9	(73)	31	(143)
Accrued payroll and employee benefits	(110)	(119)	(5)	98
Income taxes receivable/payable	(57)	(12)	(158)	97
Net cash provided by operating activities	304	125	1,165	992
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	—	(190)	(6)	(192)
Payments for property, equipment and software	(78)	(53)	(207)	(129)
Proceeds from disposition of businesses	2	—	2	15
Net proceeds from sale of assets	—	—	—	6
Other	—	(15)	—	(13)
Net cash used in investing activities	(76)	(258)	(211)	(313)
Cash flows from financing activities:
Proceeds from debt issuance	—	—	1,743	380
Repayments of borrowings	(4)	(86)	(2,045)	(545)
Payments for debt issuance and modification costs	—	—	(7)	—
Dividend payments	(51)	(50)	(201)	(199)
Repurchases of stock and other	(202)	(10)	(246)	(542)
Proceeds from issuances of stock	13	13	50	48
Net capital distributions to non-controlling interests	(1)	(2)	(9)	(7)
Net cash used in provided by financing activities	(245)	(135)	(715)	(865)
Effect of foreign exchange rate changes on cash and cash equivalents	6	(20)	6	(6)
Net (decrease) increase in cash, cash equivalents and restricted cash	(11)	(288)	245	(192)
Cash, cash equivalents and restricted cash at beginning of period	939	971	683	875
Cash, cash equivalents and restricted cash at end of year	$928	$683	$928	$683

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended		Year Ended
	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Revenues:
Defense Solutions	$2,212	$2,068	$8,732	$8,244
Civil	961	938	3,664	3,464
Health	807	691	3,042	2,688
Total	$3,980	$3,697	$15,438	$14,396

Operating income (loss):
Defense Solutions	$167	$132	$636	$541
Civil	90	74	(413)	234
Health	147	86	528	421
Corporate	(43)	(27)	(130)	(108)
Total	$361	$265	$621	$1,088

Operating income margin:
Defense Solutions	7.5%	6.4%	7.3%	6.6%
Civil	9.4%	7.9%	(11.3)%	6.8%
Health	18.2%	12.4%	17.4%	15.7%
Total	9.1%	7.2%	4.0%	7.6%
Defense Solutions
Defense Solutions revenues were $2.21 billion for the quarter and $8.73 billion for the year, up 7% and 6% over the comparable 2022 periods, respectively. Revenue growth in the quarter was primarily in the areas of digital modernization, including the Navy Next Generation Enterprise Network Recompete (NGEN-R) Service Management, Integration and Transport (SMIT) contract, and offensive hypersonics as well as increased task order volume on the Sentinel program. Revenue growth for the year benefited from the quarterly drivers as well as a $94 million net increase related to the acquisition of Cobham Special Missions that was completed on October 30, 2022.
Defense Solutions operating income margin for the quarter was 7.5%, compared to 6.4% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 9.0%, compared to 8.6% in the prior year quarter. Defense Solutions operating income margin for fiscal year 2023 was 7.3%, compared to 6.6% in the prior year. On a non-GAAP basis, operating margin for the year was 8.8%, compared to 8.3% in the prior year. The increase in segment profitability for the quarter and the year was primarily attributable to improved program execution and cost control.
Civil
Civil revenues were $961 million for the quarter and $3.66 billion for the year, up 2% and 6% over the comparable 2022 periods. The primary driver for revenue growth in the quarter was infrastructure spending by the Federal Aviation Administration (FAA). For the year revenue growth was primarily driven by the ramp of the National Aeronautics and Space Administration (NASA) Advanced Enterprise Global Information Technology Solutions (AEGIS) contract, increased demand on existing programs with commercial energy providers and increased volume of sales and maintenance for security products.
Civil operating income margin for the quarter was 9.4%, compared to 7.9% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 10.8%, compared to 11.2% in the prior year quarter. Civil operating income margin for fiscal year 2023 was (11.3)%, compared to 6.8% in the prior year; the decline in profitability was primarily as a result of pre-tax impairment and restructuring charges of $688 million associated with the SES reporting unit recorded in the third quarter of fiscal year 2023. On a non-GAAP basis, operating margin for the year was unchanged at 9.2%.
Health
Health revenues were $807 million for the quarter and $3.04 billion for the year, up 17% and 13% over the comparable 2022 periods, respectively. Higher levels of medical examinations drove increased revenues for the quarter and the year. In addition, growth on the Social Security Administration (SSA) Information Technology Support Services Contract II (ITSSC II) contributed to increased revenues for the year.
Health operating income margin for the quarter was 18.2%, compared to 12.4% in the prior year quarter. On a non-GAAP basis, operating margin for the quarter was 19.0%, up from 14.3% in the prior year quarter. Health operating income margin for fiscal year 2023 was 17.4%, compared to 15.7% in the prior year. On a non-GAAP basis, operating margin for the year was 18.1%, up from 17.1% in fiscal year 2022. The increase in segment profitability was driven primarily by increased volumes and higher incentive awards in the medical examination business.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	December 29, 2023			December 30, 2022
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions	$4,541	$14,783	$19,324	$4,442	$14,155	$18,597
Civil	2,182	9,475	11,657	1,876	8,790	10,666
Health	2,073	3,908	5,981	2,064	4,455	6,519
Total	$8,796	$28,166	$36,962	$8,382	$27,400	$35,782

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic revenues, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic revenues captures the revenue that is inherent in the underlying business excluding the impact of acquisitions and divestitures made within the prior year; it is computed as current revenues excluding revenues from acquisitions within the last 12 months and divestitures within the current and year-ago periods.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
•Derivative loss – Represents the fair value loss associated with the foreign currency forward contract to hedge the preliminary purchase price for the Cobham acquisition in Australian dollars.
•Goodwill impairment charges – Represents impairments of goodwill due to changes in actual performance against performance projected when the goodwill was acquired.
•Asset impairment charges – Represents impairments of long-lived assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Non-GAAP free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Non-GAAP free cash flow conversion is computed by dividing free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic revenues by reportable segment and total operations:

	Three Months Ended			Year Ended
	December 29, 2023	December 30, 2022	Percent Change	December 29, 2023	December 30, 2022	Percent Change
Defense Solutions
Revenues, as reported	$2,212	$2,068	7%	$8,732	$8,244	6%
Acquisition and divestiture revenues(1)	9	2		95	6
Organic revenues	$2,203	$2,066	7%	$8,637	$8,238	5%

Civil
Revenues, as reported	$961	$938	2%	$3,664	$3,464	6%

Health
Revenues, as reported	$807	$691	17%	$3,042	$2,688	13%

Total Operations
Revenues, as reported	$3,980	$3,697	8%	$15,438	$14,396	7%
Acquisition and divestiture revenues(1)	9	2		95	6
Organic revenues	$3,971	$3,695	7%	$15,343	$14,390	7%
(1) Current period acquisition and divestiture revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition or divestiture. For the three months and year ended December 29, 2023, Defense Solutions segment acquisition and divestiture revenues include the acquisition of Cobham Special Missions that was completed on October 30, 2022. Year ago acquisition and divestiture revenues reflect revenues from assets subsequently divested. For the year ended December 30, 2022, Defense Solutions segment acquisition and divestiture revenues include the Aviation & Missile Solutions LLC (AMS) divestiture that was completed on April 29, 2022. For the three months and year ended December 30, 2022, Defense Solutions segment acquisitions and divestiture revenues include the divestiture of an immaterial asset that was completed on October 20, 2023.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended December 29, 2023:

	Three Months Ended December 29, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP results
Operating income	$361	$10	$49	$3	$(3)	$420
Non-operating expense, net	(51)	—	—	—	—	(51)
Income before income taxes	310	10	49	3	(3)	369
Income tax expense(1)	(80)	(2)	(13)	(1)	3	(93)
Net income	$230	$8	$36	$2	$—	$276
Less: net income attributable to non-controlling interest	1	—	—	—	—	1
Net income attributable to Leidos common stockholders	$229	$8	$36	$2	$—	$275

Diluted EPS attributable to Leidos common stockholders(2)	$1.66	$0.06	$0.26	$0.01	$—	$1.99
Diluted shares	138	138	138	138	138	138

	Three Months Ended December 29, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP results
Net income	$230	$8	$36	$2	$—	$276
Income tax expense (1)	80	2	13	1	(3)	93
Income before income taxes	310	10	49	3	(3)	369
Depreciation expense	34	—	—	—	—	34
Amortization of intangibles	49	—	(49)	—	—	—
Interest expense, net	49	—	—	—	—	49
EBITDA	$442	$10	$—	$3	$(3)	$452
EBITDA margin	11.1%					11.4%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended December 30, 2022:

	Three Months Ended December 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Operating income	$265	$5	$57	$37	$—	$364
Non-operating expense, net	(47)	—	—	—	2	(45)
Income before income taxes	218	5	57	37	2	319
Income tax expense(1)	(38)	(1)	(15)	(9)	(1)	(64)
Net income	$180	$4	$42	$28	$1	$255
Less: net income attributable to non-controlling interest	3	—	—	—	—	3
Net income attributable to Leidos common stockholders	$177	$4	$42	$28	$1	$252

Diluted EPS attributable to Leidos common stockholders(2)	$1.28	$0.03	$0.30	$0.20	$0.01	$1.83
Diluted shares	138	138	138	138	138	138

	Three Months Ended December 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Net income	$180	$4	$42	$28	$1	$255
Income tax expense (1)	38	1	15	9	1	64
Income before income taxes	218	5	57	37	2	319
Depreciation expense	27	—	—	—	—	27
Amortization of intangibles	57	—	(57)	—	—	—
Interest expense, net	51	—	—	—	—	51
EBITDA	$353	$5	$—	$37	$2	$397
EBITDA margin	9.5%					10.7%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the year ended December 29, 2023:

	Year Ended December 29, 2023
	As reported	Acquisition, integration and restructuring costs(3)	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP results
Operating income	$621	$36	$202	$91	$596	$1,546
Non-operating expense, net	(218)	—	—	—	—	(218)
Income before income taxes	403	36	202	91	596	1,328
Income tax expense(1)	(195)	(9)	(51)	(31)	(26)	(312)
Net income	208	27	151	60	570	1,016
Less: net income attributable to non-controlling interest	9	—	—	—	—	9
Net income attributable to Leidos common stockholders	$199	$27	$151	$60	$570	$1,007

Diluted EPS attributable to Leidos common stockholders(2)	$1.44	$0.20	$1.09	$0.43	$4.13	$7.30
Diluted shares	138	138	138	138	138	138

	Year Ended December 29, 2023
	As reported	Acquisition, integration and restructuring costs(3)	Amortization of acquired intangibles	Asset impairment charges	Goodwill impairment charges	Non-GAAP results
Net income	$208	$27	$151	$60	$570	$1,016
Income tax expense(1)	195	9	51	31	26	312
Income before income taxes	403	36	202	91	596	1,328
Depreciation expense	129	—	—	—	—	129
Amortization of intangibles	202	—	(202)	—	—	—
Interest expense, net	212	—	—	—	—	212
EBITDA	$946	$36	$—	$91	$596	$1,669
EBITDA margin	6.1%					10.8%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
(3) Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the year ended December 30, 2022:

	Year Ended December 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Operating income	$1,088	$17	$229	$40	$—	$1,374
Non-operating expense, net	(202)	—	—	—	18	(184)
Income before income taxes	886	17	229	40	18	1,190
Income tax expense (1)	(193)	(4)	(59)	(10)	(5)	(271)
Net income	693	13	170	30	13	919
Less: net income attributable to non-controlling interest	8	—	—	—	—	8
Net income attributable to Leidos common stockholders	$685	$13	$170	$30	$13	$911

Diluted EPS attributable to Leidos common stockholders(2)	$4.96	$0.09	$1.23	$0.22	$0.09	$6.60
Diluted shares	138	138	138	138	138	138

	Year Ended December 30, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Derivative loss	Non-GAAP results
Net income	$693	$13	$170	$30	$13	$919
Income tax expense (1)	193	4	59	10	5	271
Income before income taxes	886	17	229	40	18	1,190
Depreciation expense	103	—	—	—	—	103
Amortization of intangibles	230	—	(229)	—	—	1
Interest expense, net	199	—	—	—	—	199
EBITDA	$1,418	$17	$—	$40	$18	$1,493
EBITDA margin	9.8%					10.4%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustments presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended December 29, 2023
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Goodwill impairment charges	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$167	$2	$29	$—	$—	$198	9.0%
Civil	90	—	14	(3)	3	104	10.8%
Health	147	—	6	—	—	153	19.0%
Corporate	(43)	8	—	—	—	(35)	NM
Total	$361	$10	$49	$(3)	$3	$420	10.6%

	Three Months Ended December 30, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$132	$—	$33	$12	$177	8.6%
Civil	74	—	17	14	105	11.2%
Health	86	—	7	6	99	14.3%
Corporate	(27)	5	—	5	(17)	NM
Total	$265	$5	$57	$37	$364	9.8%

	Year Ended December 29, 2023
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Goodwill impairment charges	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$636	$5	$117	$—	$8	$766	8.8%
Civil	(413)	10	62	596	83	338	9.2%
Health	528	—	23	—	—	551	18.1%
Corporate	(130)	21	—	—	—	(109)	NM
Total	$621	$36	$202	$596	$91	$1,546	10.0%

	Year Ended December 30, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Asset impairment charges	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$541	$—	$130	$12	$683	8.3%
Civil	234	—	70	14	318	9.2%
Health	421	—	29	9	459	17.1%
Corporate	(108)	17	—	5	(86)	NM
Total	$1,088	$17	$229	$40	$1,374	9.5%

NM - Not Meaningful
LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin and growth percentages)

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended		Year Ended
(in millions, except conversion ratio)	December 29, 2023	December 30, 2022	December 29, 2023	December 30, 2022
Net cash provided by operating activities(1)	$304	$125	$1,165	$992
Payments for property, equipment and software	(78)	(53)	(207)	(129)
Free cash flow	$226	$72	$958	$863

Net income attributable to Leidos common stockholders	$229	$177	$199	$685
Acquisition, integration and restructuring costs(2)(3)	8	4	27	13
Amortization of acquired intangibles(2)	36	42	151	170
Goodwill impairment charges(2)	—	—	570	—
Asset impairment charges(2)	2	28	60	30
Derivative loss(2)	—	1	—	13
Non-GAAP net income attributable to Leidos common stockholders	$275	$252	$1,007	$911

Operating cash flow conversion ratio	133%	71%	585%	145%
Free cash flow conversion ratio	82%	29%	95%	95%
(1) Prior year financial information has been reclassified to reflect the effect of foreign exchange rate changes on cash, cash equivalents and restricted cash in net cash provided by operating activities.
(2) After-tax expenses excluded from non-GAAP net income.
(3) Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.